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Exhibit 23



The Board of Directors
Metromedia International Group, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-02301, 333-07387, and 333-13763 on Form S-8 of Metromedia International Group, Inc. of our report dated March 20, 1998, relating to the consolidated balance sheets of Metromedia International Group, Inc. and subsidiaries as of December 31, 1997, and 1996, and the related consolidated statements of operations, stockholders' equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 1997, and all related financial statement schedules, which report appears in the December 31, 1997, annual report on Form 10-K of Metromedia International Group, Inc.

                                            KPMG Peat Marwick LLP

New York, New York
March 20, 1998